SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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XYBERNAUT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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XYBERNAUT CORPORATION

12701 Fair Lakes Circle
Fairfax, Virginia 22033

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held Wednesday, December 15, 2004

     NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the “Meeting”) of XYBERNAUT CORPORATION, a Delaware corporation (the “Company”), will be held at the Waterford at Fair Oaks, 12025 Lee Jackson Memorial Highway, Fairfax, Virginia 22033, on Wednesday, December 15, 2004, at 9:30 A.M., to consider and act upon the following:

1. the election of three (3) persons named in the accompanying Proxy Statement to serve as Class I directors of the Company for a term of three (3) years and until their successors are duly elected and qualified;

2. the approval and adoption of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share (the “Common Stock”), from 200,000,000 to 240,000,000 shares;

3. the ratification of the appointment of Grant Thornton LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004; and

4. to consider and transact such other business as may properly come before the Meeting or any adjournment thereof.

     A Proxy Statement, form of proxy and the Annual Report for the fiscal year ended December 31, 2003 are enclosed herewith. Only holders of record of Common Stock at the close of business on October 28, 2004 are entitled to receive notice of and to attend the Meeting and any adjournments thereof. At least 10 days prior to the Meeting, a complete list of the stockholders entitled to vote will be available for inspection by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at the offices of the Company. If you do not expect to be present at the Meeting, you are requested to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope. If you received a proxy card with a web site address and voting codes, you may choose to vote on the Internet at the web site indicated (for example, http://www.proxyvote.com) or telephonically. If you vote by telephone or the Internet, you do not need to return the proxy card. In the event you attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person.

By Order of the Board of Directors

Martin Eric Weisberg
Secretary

Dated: November 8, 2004

IMPORTANT

     The return of your signed Proxy as promptly as possible will greatly facilitate arrangements for the Meeting. No postage is required if the Proxy is returned in the envelope enclosed for your convenience and mailed in the United States. If you received a proxy card with a web site address and voting codes, we urge you to vote on the Internet at the web site indicated (for example, http://www.proxyvote.com) or telephonically to ensure that your vote is recorded without mail delays. If you vote by telephone or the Internet you do not need to return the proxy card.

XYBERNAUT CORPORATION

12701 Fair Lakes Circle
Fairfax, Virginia 22033

Proxy Statement

Annual Meeting of Stockholders
December 15, 2004

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Xybernaut Corporation, a Delaware corporation (the “Company”), to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) which will be held at the Waterford at Fair Oaks, 12025 Lee Jackson Memorial Highway, Fairfax, Virginia 22033 on Wednesday, December 15, 2004 at 9:30 A.M., local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

      The principal executive offices of the Company are located at 12701 Fair Lakes Circle, Fairfax, Virginia 22033. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is November 8, 2004.

      A Proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted in favor of the proposals and in accordance with the judgment of the person or persons voting the Proxy on any other matter that may be brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. The cost of soliciting proxies will be borne by the Company. Following the mailing of the proxy materials, solicitation of proxies may be made by officers and employees of the Company, or anyone acting on their behalf, by mail, telephone, telegram or personal interview.

VOTING SECURITIES

      Stockholders of record as of the close of business on October 28, 2004 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, there were 179,191,042 outstanding shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Proxies submitted which contain abstentions and broker non-votes will be deemed present at the Annual Meeting for determining the presence of a quorum.

      Shares abstaining with respect to any matter will be considered votes represented, entitled to vote and cast with respect to that matter. Shares subject to broker non-votes with respect to any matter will be considered not voted with respect to that matter. Since an affirmative vote of a majority of the shares of Common Stock outstanding is required to approve Proposal 2, abstentions and broker non-votes will have the same effect as a vote “against” Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of October 28, 2004, certain information regarding the ownership of voting securities of the Company by each stockholder known to the management of the Company to be (i) the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table herein under “Executive Compensation” and (iv) all executive officers and directors as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares except as indicated in the footnotes to this table.

	Amount of Shares		Percentage
Name	Beneficially Owned		Owned

M. Dewayne Adams	92,406	(1)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Eugene J. Amobi	720,000	(2)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Thomas D. Davis	228,609	(3)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Marc Ginsberg	60,000	(4)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Dr. Alan Merten	0		*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Edward G. Newman	2,040,095	(5)	1.1%
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Steven A. Newman, M.D.	1,808,115	(6)	1.0%
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Phillip E. Pearce	185,000	(7)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
James J. Ralabate, Esq.	473,726	(8)	*
5792 Main Street, Williamsville, New York 14221
Lt. Gen. Harry E. Soyster (Ret.)	229,364	(9)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Kazuyuki Toyosato	265,000	(10)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Gen. William G.T. Tuttle (Ret.)	0		*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Dr. Edwin Vogt	300,000	(11)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
Martin Eric Weisberg, Esq.	227,000	(12)	*
405 Lexington Avenue, New York, New York 10174
Noritsugu Yamaoka	60,000	(4)	*
12701 Fair Lakes Circle, Fairfax, Virginia 22033
All officers and directors as a group (15 persons)	6,689,315	(13)	3.6%

*	Less than 1%

(1)	Includes 92,406 shares of Common Stock issuable upon exercise of currently exercisable options.

(2)	Includes 430,000 shares of Common Stock issuable upon exercise of currently exercisable options and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(3)	Includes 174,709 shares of Common Stock issuable upon exercise of currently exercisable options and 53,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(4)	Includes 50,000 shares of Common Stock issuable upon exercise of currently exercisable options and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(5)	Includes (a) 150,000 shares of Common Stock issuable upon exercise of currently exercisable options and 50,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004, (b) 668,950 shares of Common Stock beneficially owned by Mr. Newman’s wife, Frances C. Newman, (c) 1,765 shares beneficially owned by Mr. Newman and Frances C. Newman as joint tenants, (d) 200,000 shares owned by an irrevocable trust for the benefit of Mr. Newman’s children, (e) 9,000 shares owned by an irrevocable trust for the benefit of Dr. Steven A. Newman’s children, (f) 28,900 shares beneficially owned by an irrevocable trust for Mr. Newman’s mother, (g) 28,900 shares beneficially owned by an irrevocable trust for Mr. Newman’s sister, and (h) 1,100 shares of Common Stock issuable upon exercise of currently exercisable stock options owned by Mr. Newman’s son, who is an employee of the Company. Mr. Newman disclaims beneficial ownership of all securities included in (d) through (h) above.

(6)	Includes (a) 1,262,134 shares of Common Stock issuable upon exercise of currently exercisable options and 50,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004 (b) 100,000 shares beneficially owned by an irrevocable trust established by Dr. Newman for the benefit of his children, for which shares Dr. Newman disclaims beneficial ownership.

(7)	Includes 175,000 shares of Common Stock issuable upon exercise of currently exercisable options and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(8)	Includes 205,000 shares of Common Stock issuable upon exercise of currently exercisable options and 50,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(9)	Includes 200,000 shares of Common Stock issuable upon exercise of currently exercisable options and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(10)	Includes 235,000 shares of Common Stock issuable upon exercise of currently exercisable options and 30,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(11)	Includes 290,000 shares of Common Stock issuable upon exercise of currently exercisable options and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

(12)	Includes (a) 190,000 shares of Common Stock issuable upon exercise of currently exercisable options and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004, (b) 18,000 shares beneficially owned by Mr. Weisberg’s children and (c) 9,000 shares beneficially owned by Mr. Weisberg’s wife. Mr. Weisberg disclaims beneficial ownership of all shares owned by his wife and children.

(13)	Includes 3,505,349 shares of Common Stock issuable to the group upon exercise of currently exercisable options and 303,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 28, 2004.

ACTIONS TO BE TAKEN AT THE MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

      Unless otherwise indicated, the shares represented by all Proxies received by the Board of Directors will be voted at the Meeting in accordance with their terms and, in the absence of contrary instructions, for the election of Marc Ginsberg, Martin Eric Weisberg, Esq. and Noritsugu Yamaoka as Class I directors to serve for a term of three years and/or until their successors are elected or appointed and qualified.

      Mr. Weisberg was elected a director at the 2000 Annual Meeting of Stockholders. Marc Ginsburg and Noritsugu Yamaoka were appointed directors in March 2003. The term of the current Class I directors expires at the Meeting.

      The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. In the event that a vacancy among the original nominees occurs prior to the Meeting, the Proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes cast.

      The following table sets forth information about each director, nominee for director and executive officer of the Company.

			Year First
			Elected or
Name	Age	Class	Appointed	Position

Marc Ginsberg(1)(2)	53	I	2003	Director
Kazuyuki Toyosato	57	I	1998	Executive Vice President and Director
Martin Eric Weisberg, Esq	53	I	1997	Secretary and Director
Noritsugu Yamaoka(2)(3)	63	I	2003	Director
Eugene J. Amobi	59	II	1996	Vice President and Director
Phillip E. Pearce(1)(3)	75	II	1995	Director
Lt. Gen. Harry E. Soyster (Ret.)(1)(2)(3)	69	II	1995	Director
Dr. Edwin Vogt	71	II	1998	Director
Dr. Alan Merten	62	II	2004	Director
Edward G. Newman	61	III	1990	Chief Executive Officer and Chairman of the Board of Directors
Steven A. Newman, M.D.	58	III	1995	President, Chief Operating Officer and Vice Chairman of the Board of Directors
James J. Ralabate, Esq	76	III	1995	Director
Gen. William G.T. Tuttle (Ret.)(3)	68	III	2004	Director
M. Dewayne Adams	38	—	—	Senior Vice President and
				Chief Strategy Officer
Thomas D. Davis	34	—	—	Senior Vice President and Chief Financial Officer

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

      The Class I directors elected at the Meeting will serve for a three-year term expiring in 2007, the four directors currently serving as Class II directors who will remain Class II directors after the Meeting are serving a three-year term expiring in 2005 and the four directors currently serving as Class III directors are serving for a three-year term expiring in 2006, and in each case until their successors shall be duly elected and qualified. Kazuyuki Toyosato is not standing for re-election and Eugene J. Amobi is resigning from the Board of Directors effective immediately after the meeting. Effective immediately after the meeting, the Board of Directors has reduced the number of members of the Board of Directors to eleven. Mr. Amobi and Mr. Toyosato decided to resign from or not stand for re-election to the Company’s Board of Directors in order to bring the Company into compliance with the Nasdaq Marketplace rules related to independent directors and not because of a disagreement with the Company on any matter.

      At each Annual Meeting of Stockholders subsequent to the Meeting, one class of directors will be elected to succeed those directors in the class whose terms then expire, for terms expiring at the third succeeding Annual Meeting of Stockholders.

      The Company believes that its directors should make a reasonable effort to attend the Company’s Annual Meetings, but the Company recognizes that scheduling constraints or other issues often prevent some directors from attending such meetings. Continued lack of attendance at annual meetings without a valid excuse will be considered by the board of directors when determining those board members who will be recommended to the board of directors for re-election. Four Board Members attended the Company’s Annual Meeting last year.

Director Nominees

      Marc Ginsberg has been a director of the Company since March 2003. Mr. Ginsberg currently serves as CEO and Managing Director of Northstar Equity Group in Washington, D.C., a global financial advisory and capital sourcing company, and is President of Layalina Productions, an Arab language television production company. Mr. Ginsberg was the U.S. Ambassador to Morocco, served as President Clinton’s Deputy Press Secretary for Foreign Affairs, was the Special Assistant to the Secretary of State for White House Relations for the Carter Administration, was Deputy Senior Advisor to the President for Middle East Policy and was a Middle East foreign policy advisor to Senator Edward Kennedy. Mr. Ginsberg has also served as Senior Partner and Chief Financial Officer at Galland, Kharasch, Morse and Garfinkle and practiced international corporate law in the U.S. and in the Middle East. Mr. Ginsberg speaks fluent French, Arabic and Hebrew and holds a Bachelor of Arts degree from the American University (cum laude), a Masters of Business Administration (candidate) degree from Georgetown University and a Juris Doctorate from Georgetown University Law Center.

      Martin Eric Weisberg, Esq. has been a director since 1997, has served as Secretary of the Company since that time and is a partner of the law firm, Jenkens & Gilchrist Parker Chapin LLP, which serves as outside general counsel to the Company. Mr. Weisberg specializes in the areas of securities, mergers and acquisitions, financing and international transactions and has been in the private practice of law for 28 years. Mr. Weisberg is a summa cum laude graduate of Union College (B.A. 1972), where he was elected to Phi Beta Kappa. He received his law degree from The Northwestern University School of Law (1975), where he graduated summa cum laude, was Articles Editor of the Law Review and was elected to the Order of the Coif. Mr. Weisberg also attended The London School of Economics and Political Science. Mr. Weisberg serves as outside general counsel to a number of public and private companies.

      Noritsugu Yamaoka has been a director of the Company since March 2003. Mr. Yamaoka currently serves as a senior advisor to IBM. Mr. Yamaoka worked at IBM for over three decades, including as General Manager for IBM Technology Market Development from 1994 through 2003. Mr. Yamaoka speaks fluent Japanese and English, holds a Bachelor of Science degree in Electronics Communication from Waseda University (Tokyo, Japan) and completed advanced degree coursework at Syracuse University (SIS) and the University of Michigan (Business Administration).

Required Vote

      Each director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting.

      The Board Recommends A Vote “FOR” the Election of each of Marc Ginsberg, Martin Eric Weisberg, Esq. and Noritsugu Yamaoka.

Current Class I Directors who are not standing for re-election

      Kazuyuki Toyosato has been a director since 1998 and joined the Company in October of 1996 as Executive Vice President of Asian Operations. Mr. Toyosato is responsible for overseeing a key segment of the Company’s operations in Asia. Prior to joining the Company, Mr. Toyosato spent 27 years with Sony Corporation in Japan where his last position was the Vice President of Sony USA. He previously helped manage the Sony Walkman product line and Lithium battery business, and managed Sony’s 8mm video camcorder and peripherals product line.

Current Class II Directors

      Eugene J. Amobi, P.E. has been a Vice President of the Company since January 2000 and a director of the Company since January 1996. Since 1983, Mr. Amobi has been President, a director and a principal stockholder of Tech International. Mr. Amobi has been president and director of Tech Virginia since 1994. Mr. Amobi also has been president of Tech Consultants Inc. since 1988. Prior to 1983, Mr. Amobi was a Senior Engineer with E.I. DuPont de Nemours and a Managing Director of Stanley Consultants, an international engineering consulting firm. Mr. Amobi is a graduate of The Technion, Israel Institute of Technology (B.S. 1969), Princeton University (M.S. 1970) and Syracuse University (M.B.A. 1973).

      Phillip E. Pearce has been a director of the Company since October 1995. Mr. Pearce has been an independent business consultant with Phil E. Pearce & Associates, Chairman and Director of Barrington Science Inc. (formerly known as Financial Express Corporation) since 1990 and since 1988 has been a principal of Pearce-Henry Capital Corp. Prior to 1988, Mr. Pearce was Senior Vice President and a director of E.F. Hutton, Chairman of the Board of Governors of the National Association of Securities Dealers, a Governor of the New York Stock Exchange and a member of the Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets. Mr. Pearce also is a director of Preservation Science Inc., Bravo Foods Inc., Knightsbridge Fine Wines, Inc. and New York International Commerce Group, Inc. Mr. Pearce is a graduate of the University of South Carolina (B.A. 1953) and attended the Wharton School of Investment Banking at the University of Pennsylvania.

      Lt. Gen. Harry E. Soyster (Ret.) has been a director of the Company since January 1995. From March 2004 to the present, Lieutenant General Soyster (Ret.) has served as Special Assistant to the Secretary of the Army for the World War II 60th Anniversary Commemorations. From 1991 to 2003 he was employed by MPRI, including as Director of Washington Operations and Vice President of International Operations. From 1988 until his retirement in 1991, Lieutenant General Soyster (Ret.) was the Director of the United States Defense Intelligence Agency. Prior to that time, he was Commander of the United States Army Intelligence and Security Command and a Deputy Assistant Chief of Staff for Intelligence, Department of the Army. He also is a director of Aura Systems, Inc. Lieutenant General Soyster (Ret.) is a graduate of the United States Military Academy at West Point (B.S. 1957), Penn State University (M.S. 1963), the University of Southern California (M.S. 1973) and the National War College (1977).

      Dr. Edwin Vogt has been a director of the Company since September 1998 and currently serves as a consultant to the Company. From December 1998 to December 2002, Dr. Vogt served as a Senior Vice President to the Company and from 1996 to 1998, he served as a consultant to the Company. In 1996, Dr. Vogt was appointed Director for the SBS association (Softwarezentrum Boblingen / Sindelfingen e.V.) and directed the growth of this center to 39 member companies with over 200 experts, predominantly working in high-growth areas such as internet, workflow, process automation and multimedia. Dr. Vogt joined IBM in 1961 as Development Programmer and worked in the fields of hardware development, holding 28 patents, as well as software development. As manager, he was responsible for hardware projects (IBM /360, /370, 433x) as well as various software projects (voice recognition products) before being appointed Director as manager of several Hardware and Software Product Development Laboratories. As IBM Software Group Executive,

Dr. Vogt held the worldwide responsibility for the development and marketing of IBM Workflow products and Reengineering tools until retiring from IBM at the end of 1995. Dr. Vogt is a graduate of the University of Stuttgart with an M.S. in Electrical Engineering and Mathematics and a Ph.D. in Theoretical Electrical Engineering.

      Dr. Alan G. Merten has been a director of the Company since June 2004. Since 1996, Dr. Merten has served as the fifth president of George Mason University. During his tenure, the university has become the fastest growing university in Virginia, with student enrollment climbing to more than 28,000. Prior to joining George Mason University, Dr. Merten was the dean of the Johnson Graduate School of Management of Cornell University from 1989 to1996. He was dean of the College of Business Administration at the University of Florida from 1986-1989, where he also served as a professor of information systems. From 1970 to 1986, he was associated with the University of Michigan. Dr. Merten has held academic appointments in Hungary and France and was chair of the National Research Council’s Committee on Workforce Needs in Information Technology. He also serves on the Board of Directors of the Greater Washington Board of Trade, the Center for Innovative Technology, INOVA Health Systems, two other information technology companies and a mutual fund trust. Dr. Merten has an undergraduate degree in mathematics from the University of Wisconsin, a master’s degree in computer science from Stanford University, and a Ph.D. degree in computer science from Wisconsin.

Current Class III Directors

      Edward G. Newman has been the Company’s Chief Executive Officer and Chairman of the Board of Directors since December 1994 and a director since 1990. Mr. Newman served as our President from March 1993 to December 2002 and Treasurer from 1993 to 1994. From 1984 to 1992, Mr. Newman was President of ElectroTech International Corporation, a software consulting firm. From 1973 to 1981, Mr. Newman was employed by Xerox Corporation in several management positions in office systems strategy, legal systems and international financial systems. Mr. Newman served with the Central Intelligence Agency from 1966 to 1972. Mr. Newman also has been an Executive Vice President of Tech International, Inc. (“Tech International”), which provides engineering, technical support and consulting services to government and domestic and international clients, since 1990 and a director and Chief Executive Officer of Tech International of Virginia Inc. (“Tech Virginia”), our wholly-owned subsidiary, since 1994. Mr. Newman is a graduate of the University of Maryland (B.A. 1971) and the University of New Haven (M.B.A. 1984). Mr. Newman is the brother of Steven A. Newman, M.D., the President, Chief Operating Officer and Vice Chairman of the Board of Directors of the Company.

      Steven A. Newman, M.D. has been the Company’s President and Chief Operating Officer since January 2003, the Vice Chairman of the Board of Directors since August 1997 and a director since January 1995. Dr. Newman was an Executive Vice President of the Company from January 2000 to December 2003, an Executive Vice President and Secretary from December 1994 to October 1995 and a consultant of the Company between January 1996 and December 1999. Dr. Newman was President and Chief Executive Officer of Fed American, Inc., a mortgage banking firm, from 1988 to 1991. Dr. Newman has been a director of Tech Virginia since 1994. Dr. Newman is a graduate of Brooklyn College (B.A. 1967) and the University of Rochester (M.D. 1972). Dr. Newman is the brother of Edward G. Newman, the Chief Executive Officer and Chairman of the Board of Directors of the Company.

      James J. Ralabate, Esq. has been a director of the Company since January 1995. Mr. Ralabate has been in the private practice of patent law since 1982. Prior to that time, Mr. Ralabate was General Patent Counsel for Xerox Corporation where he was responsible for worldwide patent licensing and litigation and supervised a staff of 84 patent attorneys. Mr. Ralabate was also an Examiner in the United States Patent Office. Mr. Ralabate has served as president and on the Board of Governors of the Connecticut Patent Law Association and was founder and president of the Connecticut Patent Counsels Association. Mr. Ralabate is our intellectual property counsel and is a graduate of Canisius College (B.S. 1950) and The American University (J.D. 1959).

      Gen. William G.T. Tuttle (Ret.) has been a director of the Company since June 2004. General Tuttle has been an independent consultant since 2002. From 1993 to 2002 he served as President and Chief Executive Officer of Logistics Management Institute. From 1989 to 1992, General Tuttle served as Commanding General of the U.S. Army Materiel Command (AMC). In such capacity General Tuttle was in charge of all logistical support and the entire “industrial base” for the U.S. Army. As the Army’s senior logistician, General Tuttle led more than 100,000 soldiers and civilians of the AMC during a period that encompassed Operation Just Cause in Panama and Operations Desert Shield and Desert Storm. During his distinguished military career, General Tuttle also commanded the U.S. Army Logistics Center (now the Combined Arms Support Command), the U.S. Army Operational Test and Evaluation Agency, the Eastern Area of the Military Traffic Management Command, and both the Support Command and Supply and Transport Battalion of the 3d Armored Division in Germany. He served in the Pentagon as the Army’s Director of Force Management and at Supreme Headquarters Allied Powers Europe as Chief of Policy and Programs Branch and representative to NATO’s Defense Review Committee. General Tuttle is currently a Trustee, and previously served as President and Chief Executive Officer, of the nonprofit Logistics Management Institute. General Tuttle is a graduate of the United States Military Academy and earned a masters degree in business administration at the Harvard University Graduate School of Business Administration. He holds an Executive Fellowship for 2004 with the Institute for Defense and Business of the University of North Carolina and was recently appointed to a visiting professorship in logistics at the University of Alaska. He is a member of the Board of Visitors of the Defense Acquisition University, and a member of the Association of the U.S. Army, the National Defense Industrial Association, National Defense Transportation Association, SHAPE Officer Association, and the Navy League.

Current Executive Officers who are not Directors

      Thomas D. Davis has been the Company’s Chief Financial Officer and Senior Vice President since November 2002. Mr. Davis also served as the Company’s Vice President of Finance and Corporate Controller from August 1999 through October 2002. Prior to joining the Company, Mr. Davis held various senior finance and accounting positions, including Director of Finance at MeriStar Hospitality Corporation. While at MeriStar, he was active in the company’s 1996 initial public offering and played a key role in raising $3 billion through debt and equity financings. Mr. Davis also served as a senior auditor and certified public accountant (CPA) with Deloitte & Touche and graduated with honors from James Madison University (B.B.A. 1991).

      Dewayne Adams has been the Company’s Chief Strategy Officer and Senior Vice President since July 2000. Prior to joining the Company, Mr. Adams held the position of Vice President of Strategic Development for Absolute Software where he led funding and expansion to domestic markets. From 1991 to 1998, Mr. Adams held various positions in the Office of the Chairman of Vanstar Corporation where he led the technology strategy and the key relationships between major vendors and key customers.

Compensation of Directors

      Directors receive a grant of options for 50,000 shares of Common Stock upon election and reelection to the Board of Directors and are entitled for each full year of service (other than the year of election or reelection), commencing with those directors who were elected at the 1997 Annual Meeting, to receive a grant of options to purchase 10,000 shares of Common Stock which vests at the end of such year of service. Directors who are not executives of, consultants to, or otherwise receive remuneration for professional services rendered to, the Company also receive $1,000 for each Board of Director’s meeting attended. Members of the Audit, Compensation and Nominating Committees who are not executives of, or consultants to, or otherwise receive remuneration for professional services rendered to, the Company are entitled to receive $500 for each Audit, Compensation or Nominating Committee meeting attended by such member. The Company also has adopted the 1996 Omnibus Stock Incentive Plan, the 1997 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2002 Stock Incentive Plan (collectively, the “Incentive Plans”) in which directors are eligible to participate. See “Executive Compensation — Compensation Plans.”

Certain Information About the Board of Directors and Committees of the Board

      The Board of Directors is responsible for the management of the Company. During the fiscal year ended December 31, 2003, the Board of Directors of the Company held four (4) meetings. During the year ended December 31, 2003, each director attended at least 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of committee meetings held during the period he served on such committee. Four members of the Board of Directors attended last year’s Annual Meeting. The Board of Directors encourages all of its members to attend the Company’s Annual Meetings so that each director may listen to any concerns that stockholders may have that are raised at such meeting. Continued lack of attendance at Annual Meetings without a valid excuse will be considered by the Nominating Committee when determining those members of the Board of Directors who will be recommended to the Board of Directors for nomination for re-election.

      The Company has an Audit Committee established in accordance with 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee reviews the financial reports and other financial information provided by the Company to any governmental body and the public; the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board may from time to time adopt; and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee also recommends to the Board the selection of the independent auditors and approves fees and other compensation to be paid to the independent auditors. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors which comports with the standards of the Securities and Exchange Commission and Nasdaq requirements for independent audit committees. The charter of the Audit Committee is attached hereto as Appendix A. The Audit Committee annually reviews and assesses the charter and will, if it determines it appropriate, recommend changes to the charter to the entire Board of Directors. The three (3) members of the Audit Committee are Mr. Marc Ginsberg, Lt. Gen. Harry E. Soyster (Ret.) and Mr. Phillip E. Pearce, each of whom meets the independence requirements for audit committee members under the listing standards of Nasdaq and the requirements of the Securities and Exchange Commission. During the fiscal year ended December 31, 2003, the Audit Committee met four (4) times and from time to time had informal discussions. A report of the Audit Committee appears under the captions “Report of the Audit Committee” below.

      The function of the Compensation Committee is to review and recommend to the Board of Directors the appropriate compensation of executive officers of the Company and to grant options and other securities under, and to administer, the Incentive Plans. The Compensation Committee currently consists of Mr. Marc Ginsberg, Lt. Gen. Harry E. Soyster (Ret.) and Noritsugu Yamaoka, each of whom meets the independence requirements under the listing standards of Nasdaq. The Compensation Committee met three (3) times during the fiscal year ended December 31, 2003.

      The function of the Nominating Committee is to select and recommend to the Board of Directors appropriate candidates for election to the Company’s Board of Directors. The Nominating Committee currently consists of Gen. William G.T. Tuttle (Ret.), Lt. Gen. Harry E. Soyster (Ret.), Phillip E. Pearce and Noritsugu Yamaoka, each of whom meets the independence requirements under the listing standards of Nasdaq. The Nominating Committee operates under a written charter adopted by the Company’s Board of Directors which comports with Nasdaq requirements for nominating committees. The charter of the Nominating Committee is attached hereto as Appendix B. The Nominating Committee will consider nominees recommended by stockholders of the Company. Stockholders may forward the name, address and biographical information of a potential nominee to “Nominating Committee of Xybernaut Corporation, 12701 Fair Lakes Circle, Fairfax, Virginia 22033”. The Board of Directors adopted this process at the last Board of Directors meeting. This policy has changed from the last time the Company reported the policy in the following way: nominee information should now be directed to the Nominating Committee instead of the Board of Directors. The Nominating Committee met two (2) times during the fiscal year ended December 31, 2003. A nominee to the Board of Directors must have such experience in business or financial matters as would make such nominee an asset to the Board of Directors and may, under certain circumstances, be required to be “independent”, as such term is defined in the Nasdaq Marketplace Rules and applicable SEC regulations. The Nominating Committee will evaluate a potential nominee by personal interview, such interview to be conducted by one or more members of the Nominating Committee, and/or any other method the Nominating Committee deems appropriate, which may, but need not, include a questionnaire. The Nominating Committee will not engage in an evaluation process unless (i) there is a vacancy on the Board of Directors, (ii) a director is not standing for re-election, or (iii) the Nominating Committee does not intend to recommend the nomination of a sitting director for re-election.

REPORT OF THE AUDIT COMMITTEE

      Grant Thornton LLP (“Grant Thornton”) served as the Company’s independent public accountant for the year ended December 31, 2003. A representative of Grant Thornton will be available to respond to appropriate questions during the Meeting.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountant is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with management. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee discussed the consolidated financial statements with Grant Thornton and management. The Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards) relating to the conduct of the audit with Grant Thornton. The Audit Committee has also received written disclosures and a letter from Grant Thornton regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Grant Thornton the independence of that firm. The Audit Committee considered the compatibility of non-audit services with the independence of Grant Thornton.

      Based upon the above materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The foregoing report was provided by the following directors, who constitute the Audit Committee:

Marc Ginsberg
Lt. Gen. Harry E. Soyster (Ret.)
Phillip E. Pearce

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the Company’s review of the copies of such reports, the Company believes that during fiscal 2003 all such filings were made, except that: (i) Steven A. Newman and Edward G. Newman each filed a late statement of changes in beneficial ownership on Form 4, relating to the acquisition of an option to purchase common stock of the Company, (ii) Steven A. Newman filed a late statement of changes in beneficial ownership on Form 4 relating to the disposition of 128,800 shares of the Company’s common stock, (iii) James J. Ralabate filed a late statement of changes in beneficial ownership on Form 4, relating to the acquisition of 25,000 shares of common stock, (iv) Dr. Edwin Vogt filed a late statement of changes in beneficial ownership on Form 4 relating to the acquisition of an option to purchase common stock of the Company and (v) each of the directors filed a late statement of changes in beneficial ownership on

Form 4, relating to the acquisition of an option to purchase common stock of the Company, all of which late filings were reported on an annual statement of changes in beneficial ownership on Form 5.

EXECUTIVE COMPENSATION

      Summary Compensation Table. The following sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2003, 2002 and 2001 paid to the Company’s Chief Executive Officer and the registrant’s other three executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE

						Long Term
						Compensation
						Awards

	Annual Compensation					Common Stock
						Underlying	All Other
Name and Principal Position	Year	Salary		Bonus		Options	Compensation

Edward G. Newman	2003	$298,017		$0		350,000	$62,020(	2)
Chief Executive Officer and	2002	$254,917	(1)	$0		35,000	$68,246(	2)
Chairman of the Board of	2001	$275,440	(1)	$0		240,384	$89,825(	2)
Directors
Dr. Steven A. Newman	2003	$296,730		$0		300,000	$94,164(	4)
President, Chief Operating	2002	$229,425	(3)	$0		35,000	$75,651(	4)
Officer and Vice Chairman of	2001	$248,907	(3)	$0		540,384	$82,064(	4)
the Board of Directors
Thomas D. Davis	2003	$149,838		$3,334	(6)	0	$11,250(	7)
Senior Vice President and	2002	$115,500	(5)	$6,666	(6)	180,000	$0
Chief Financial Officer	2001	$98,400		$0		0	$0
M. Dewayne Adams	2003	$173,176		$10,000		15,000	$10,096(	7)
Senior Vice President and	2002	$160,417	(8)	$0		55,406	$4,207(	7)
Chief Strategy Officer	2001	$169,792		$0		0	$4,207(	7)

(1)	Includes $10,107 paid by Tech Virginia, a subsidiary of the Company, in 2001. Does not include (i) $76,650 and $84,886 paid to Frances C. Newman, the wife of the executive, in 2002 and 2001, respectively, prior to her resignation from the Company in October 2002 or (ii) $11,084 in salary earned by the executive in 2002 that was not paid.

(2)	Other Compensation in 2003 includes payment of (i) $33,239 of unused vacation, (ii) $23,800 of non-accountable transportation and legal/estate planning allowances and (iii) $4,981 of life insurance premiums. Other Compensation in 2002 includes payment of (i) $39,600 of non-accountable expense and transportation allowances and (ii) $28,646 of unused vacation. Other Compensation in 2001 includes payment of (i) $39,600 of non-accountable expense and transportation allowances, (ii) $25,520 of life insurance premiums and (iii) $24,705 of unused vacation.

(3)	Includes $10,107 paid by Tech Virginia, a subsidiary of the Company, in 2001. Does not include $9,975 in salary earned in 2002 but not paid.

(4)	Other Compensation in 2003 represents payment of (i) $37,664 of unused vacation, (ii) $30,000 of life insurance premiums and (iii) $26,500 of non-accountable expense and transportation allowances. Other Compensation in 2002 represents payment of (i) $40,000 of non-accountable transportation, expense and legal/estate planning allowances, (ii) $24,861 of unused vacation and (iii) $10,790 in life insurance premiums. Other Compensation in 2001 represents payment of (i) $35,196 of non-accountable expense and transportation allowances, (ii) $25,960 of unused vacation and (iii) $20,908 of life insurance premiums.

(5)	Does not include $5,000 earned in 2002 but not paid.

(6)	Represents payment of a signing bonus as an incentive for the executive to enter into his employment agreement.

(7)	Represents payment of unused vacation.

(8)	Does not include $16,406 in salary earned but not paid. As consideration for nonpayment of this salary, the Company granted the executive 16,406 options to purchase Common Stock and is obligated to grant to the executive 44,341 shares of Common Stock.

      Option Grants Table. The following table sets forth information on grants of stock options during fiscal 2003 to executive officers and directors of the Company. All such options are exercisable to purchase shares of Common Stock. No stock appreciation rights (“SARs”) were granted during such period to such persons.

OPTION GRANTS TABLE

		Percent of
		Total Options
	Options	Granted To	Exercise or		Potential
	Granted	Employees in	Base Price		Realizable
	(Shares)	Year	($/Share)	Expiration Date	Value (1)

M. Dewayne Adams	15,000	1.26%	$0.74	August 27, 2013	$10,800
Eugene Amobi	10,000	0.84%	$1.58	December 11, 2013	$15,373
Thomas D. Davis	0	—	—	—	—
Marc Ginsberg	50,000	4.21%	$0.42	March 3, 2013	$20,433
	10,000	0.84%	$1.58	December 11, 2013	$15,373
Dr. Alan Merten	0	—	—	—	—
Edward G. Newman	300,000	25.23%	$0.51	January 1, 2013	$148,871
	50,000	4.21%	$1.58	December 11, 2013	$76,868
Steven A. Newman, M.D.	250,000	21.03%	$0.51	January 1, 2013	$124,059
	50,000	4.21%	$1.58	December 11, 2013	$76,868
Phillip E. Pearce	10,000	0.84%	$1.58	December 11, 2013	$15,373
James J. Ralabate, Esq.	50,000	4.21%	$1.58	December 11, 2013	$76,868
Lt. Gen. Harry E. Soyster (Ret.)	10,000	0.84%	$1.58	December 11, 2013	$15,373
Kazuyuki Toyosato	10,000	0.84%	$1.58	December 11, 2013	$15,373
Gen. William G.T. Tuttle (Ret.)	0	—	—	—	—
Dr. Edwin Vogt	30,000	2.52%	$0.43	February 25, 2013	$12,552
	10,000	0.84%	$1.58	December 11, 2013	$15,373
Martin Eric Weisberg, Esq.	10,000	0.84%	$1.58	December 11, 2013	$15,373
Noritsugu Yamaoka	50,000	4.21%	$0.42	March 3, 2013	$20,433
	10,000	0.84%	$1.58	December 11, 2013	$15,373

(1)	The potential realizable value was calculated using the Black-Sholes option-pricing model. The variables used in the model were as follows: i) the risk free rate was 2.68%, which was the yield of 5-year Treasury Notes issued May 15, 2003, and ii) the standard deviation of stock return was 195.46%, which was the volatility of the Company’s stock calculated using the end of the month stock price for the period from January 1, 2002 through December 31, 2003.

     Fiscal Year-End Options/ Option Values Table.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money Options at
	Options at Fiscal Year End		Fiscal Year End ($)

	Exercisable	Unexercisable	Exercisable	Unexercisable

M. Dewayne Adams	79,406	41,000	$45,951	$24,600
Eugene J. Amobi	430,000	30,000	$49,550	$0
Thomas D. Davis	163,709	69,000	$147,100	$63,500
Marc Ginsberg	0	60,000	$0	$58,000
Dr. Alan Merten	0	0	$0	$0
Edward G. Newman	150,000	200,000	$160,500	$160,500
Steven A. Newman, M.D.	1,262,134	175,000	$222,845	$133,750
Phillip E. Pearce	175,000	10,000	$48,675	$0
James J. Ralabate, Esq.	205,000	50,000	$10,925	$0
Lt. Gen. Harry E. Soyster (Ret.)	200,000	10,000	$48,675	$0
Kazuyuki Toyosato	235,000	30,000	$29,975	$0
Gen. William G.T. Tuttle (Ret.)	0	0	$0	$0
Dr. Edwin Vogt	280,000	30,000	$103,275	$0
Martin Eric Weisberg, Esq.	190,000	10,000	$10,313	$0
Noritsugu Yamaoka	0	60,000	$0	$58,000

      The Company has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees, but the Board of Directors may recommend one or more such programs for adoption in the future.

Employment Agreements

      Mr. Edward G. Newman entered into a two-year employment agreement effective as of January 1, 2003, and expiring on December 31, 2004, as the Company’s Chairman and Chief Executive Officer. The employment agreement provides for a salary of $300,000. Under the employment agreement, the Company provides for a $2 million life insurance policy on Mr. Newman’s life payable to his designated beneficiaries and he receives a car allowance in the amount of $1,200 per month. The agreement provides Mr. Newman with the same general benefits as the Company provides to its other senior executive officers as a group, including health care insurance, participation in benefit plans, and six weeks vacation. Based solely upon the Company’s financial performance during the employment term, Mr. Newman may receive, as a performance bonus, an annual grant of stock options (or, at Mr. Newman’s request, shares of common stock) in an amount equal to the greater of: (i) 2% of the excess over the Company’s revenue goal for each fiscal year, if the revenue goal is attained, and (ii) 5% of the excess over the Company’s net profit goal for each fiscal year, if the net profit goal is attained ((i) and (ii) together, the “Performance Options”), with a limit on such grant of 4% of the Company’s then outstanding shares of common stock in any given fiscal year. The Performance Options are exercisable at a price equal to the average of the closing price of the common stock for 30 days prior to the end of the applicable fiscal year. No Performance Options were granted to Mr. Newman for the fiscal year ended December 31, 2003. As an incentive to enter into this agreement, Mr. Newman received a grant of 300,000 options vesting in equal installments on each of December 31, 2003 and December 31, 2004.

      Dr. Steven A. Newman entered into a two-year employment agreement effective as of January 1, 2003, and expiring on December 31, 2004, assuming the position of President and Chief Operating Officer of the Company. Dr. Newman is also the Vice Chairman of the Company’s Board of Directors. The employment agreement provides for a salary of $300,000. The agreement provides Dr. Newman with the same general benefits as the Company provides to its other senior executive officers as a group, including health care insurance, participation in benefit plans, and six weeks vacation, and a car allowance in the amount of $1,000 per month. During 2003, the employment agreement was modified to provide Dr. Newman with an unaccountable business expense allowance of $1,250 per month. Based solely upon the Company’s financial performance during the employment term, Dr. Newman may receive Performance Options on the same basis as are applicable to Mr. Edward G. Newman as described above, with a limit on such grant of 4% of the Company’s then outstanding shares of common stock in any given fiscal year. The Performance Options are exercisable at a price equal to the average of the closing price of the common stock for 30 days prior to the end of the applicable fiscal year. No Performance Options were granted to Mr. Newman for the fiscal year ended December 31, 2003. As an incentive to enter into this agreement, Dr. Newman received a grant of 250,000 options vesting in equal installments on each of December 31, 2003 and December 31, 2004.

      Thomas D. Davis is employed as the Company’s Chief Financial Officer pursuant to a 26-month employment agreement expiring on December 31, 2004. This agreement calls for an initial salary of $150,000 with annual increases at the CPI percentage plus three percent; bonuses payable at the sole discretion of the Board of Directors in cash, shares of Common Stock, options to purchase shares of common stock, or any combination thereof, in an amount to be determined by the Board of Directors; a $500,000 life insurance policy payable to his designated beneficiaries; and the same general benefits that the Company provides to its other executive officers as a group, including health care insurance and vacation. Mr. Davis is eligible to participate in bonus or other programs that were established subsequent to the date he entered into his employment agreement. As an incentive to enter into this agreement, Mr. Davis received a signing bonus of $10,000, of which amount $6,666 was paid during 2002 and the remaining $3,334 was paid during 2003, and a grant of 150,000 options, which vests in three equal installments on November 1, 2002, 2003 and 2004. Pursuant to an amendment to the employment agreement dated August 26, 2004, upon the termination of Mr. Davis’s employment with the Company, all unvested options will immediately vest and the Company will be required to pay Mr. Davis, among other customary payments, six months salary.

      Dr. Edwin Vogt was employed with the Company pursuant to a five-year employment agreement expiring on December 31, 2004, pursuant to which Dr. Vogt received an annual base salary of $150,000. Effective January 1, 2003, Dr. Vogt entered into a consulting agreement with the Company pursuant to which he resigned his position as an employee of the Company. Pursuant to the terms of the consulting agreement, as amended, Dr. Vogt receives consulting fees totaling Euro 20,000 for each calendar quarter. Dr. Vogt is also eligible to receive commissions in a manner and amount to be determined in the future. Either the Company or Dr. Vogt can terminate the consulting agreement within 30 days of the end of each calendar quarter.

Compensation Plans

      The Company has currently in effect the following compensation plans: the 1996 Omnibus Stock Incentive Plan, the 1997 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2002 Stock Incentive Plan (collectively, the “Incentive Plans”). The Incentive Plans provide for the granting of incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, stock appreciation rights (“SARs”) and grants of shares of Common Stock subject to certain restrictions (“Restricted Stock”) to officers, directors, employees and others. The Incentive Stock Options, nonqualified stock options, SARs and Restricted Stock shall be collectively referred to herein as the “Awards.” Incentive Stock Options can be awarded only to persons who are employees of the Company at the time of the grant.

      The Incentive Plans are administered by the Compensation Committee of the Board of Directors (subject to the authority of the full Board of Directors), which determines the terms and conditions of the Awards granted under the Incentive Plans, including the exercise price, number of shares subject to the option and the exercisability thereof. Lt. Gen. Harry E. Soyster (Ret.), Phillip E. Pearce and Noritsugu Yamaoka currently are the members of the Compensation Committee.

      The exercise price of all Incentive Stock Options granted under the Incentive Plans must equal at least the fair market value of the Common Stock on the date of grant. In the case of an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (“Substantial Stockholders”), the exercise price of Incentive Stock Options must be at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonqualified stock options granted under the Incentive Plans shall be determined by the Compensation Committee. The term of any Incentive Stock Option granted under the Incentive Plans may not exceed ten years, or, for Incentive Stock Options granted to Substantial Stockholders, five years. The Incentive Plans may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

      The Incentive Plans provide the Board of Directors or the Compensation Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant’s employment or relationship with the Company, options may be exercised within three months of the termination date, but only to the extent exercisable on the date of termination, unless termination is due to death or disability, in which case the options are exercisable within one year of termination.

      The Incentive Plans provide the Compensation Committee discretion to grant SARs to key employees, consultants and directors. Promptly after the exercise of an SAR, the holder shall be entitled to receive in cash, by check or in shares of Common Stock, an amount equal to the excess of the fair market value on the exercise date of the shares of Common Stock as to which the SAR is exercised over the base price of such shares, which shall be determined by the Compensation Committee.

      The Incentive Plans also provide the Compensation Committee discretion to grant to key persons shares of Restricted Stock subject to certain contingencies and restrictions as the Compensation Committee may determine.

      Furthermore, the 1996 Omnibus Stock Incentive Plan provides that upon a change in control of the Company, all previously granted options and SARs immediately shall become exercisable in full and all Restricted Stock immediately shall vest and any applicable restrictions shall lapse. The 1996 Omnibus Stock Incentive Plan defines a change of control as the consummation of a tender offer for 25% or more of the outstanding voting securities of the Company, a merger or consolidation of the Company into another corporation less than 75% of the outstanding voting securities of which are owned in aggregate by the stockholders of the Company immediately prior to the merger or consolidation, the sale of substantially all of the Company’s assets other than to a wholly-owned subsidiary, or the acquisition by any person, business or entity other than by reason of inheritance of over 25% of the Company’s outstanding voting securities. The change of control provisions of the 1996 Omnibus Stock Incentive Plan may operate as a material disincentive or impediment to the consummation of any transaction which could result in a change of control.

      As of December 31, 2003, a total of 6,595,949 options had been issued and were outstanding pursuant to the Incentive Plans. Each of the outstanding options has an exercise price at least equal to the fair market value of the Common Stock on the date of grant. As of December 31, 2003, there were no SARs outstanding and there have been grants of Restricted Stock totaling 541,477 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee participate in all deliberations concerning executive compensation. The Compensation Committee consists of Lt. Gen. Harry E. Soyster (Ret.), Phillip E. Pearce and Noritsugu Yamaoka. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of another entity that has one or more executive officers who serve as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON

EXECUTIVE COMPENSATION

Overview and Philosophy

      The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company’s executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board of Directors, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance

•	Provide compensation that will attract, motivate and retain superior talent

•	Reward individuals for advancing business strategies and aligning Company interests with those of stockholders

      The executive compensation program provides an overall level of compensation opportunity that is competitive within the technology and software industries, as well as with a broader group of companies of comparable size and complexity.

      All determinations as to the compensation of an executive officer who is also a member of the Board of Directors is made by the Compensation Committee without the executive officer being present. In making its decisions as to base salary, the Board of Directors considers the executive’s performance and responsibilities, inflationary trends, competitive market conditions and other subjective factors, without ascribing specific weights to these factors. Bonuses are based upon the Company’s performance, as well as the executive’s overall performance, contribution toward achieving eventual profitability for the Company, the Company meeting corporate objectives, and, in certain instances, meeting specific corporate goals or completing specific programs or projects. The compensation of executive officers who are not members of the Board of Directors is determined by senior management utilizing similar subjective criteria, oftentimes in consultation with the Compensation Committee.

Executive Officer Compensation Program

      The Company’s executive officer compensation program is comprised of base salary, long-term incentive compensation in the form of stock options, SARs and restricted stock, specific performance-based bonuses and various benefits, including medical and pension plans generally available to employees of the Company.

Base Salary

      Base salary levels for the Company’s executive officers are competitively set relative to companies in the technology industry. In determining salaries, the Committee also takes into account individual experience, performance, internal base salary comparability considerations and specific issues particular to the Company. The weight given to each of these factors varies from individual to individual, as the Compensation Committee deems appropriate.

Stock Option Program

      The stock option program is the Company’s long-term incentive plan for providing an incentive to officers, directors, employees and others.

      The Incentive Plans authorize the Compensation Committee to award officers, directors, employees and others stock options, SARs and restricted stock. Options granted under the Incentive Plans may be granted containing terms determined by the Committee, including exercise period and price; provided, however, that each Incentive Plan requires that exercise price of a stock option may not be less than the fair market value of the Common Stock on the date of the grant and the exercise period may not exceed ten years, subject to further limitations. The number of shares subject to options granted to each executive officer is intended to create an opportunity for stock ownership based on the executive officer’s current position with the Company, salary, the size of awards made to individuals in comparable positions and the executive officer’s potential for increased responsibility and promotion.

Benefits

      The Company provides to executive officers the same or similar medical and pension benefits that generally are available to Company employees.

Bonus

      The Company provides to certain executive officers bonuses based on the performance of the Company and would be obligated to provide certain bonuses to certain executive officers upon a change in control of the Company. In addition, the Company may award a “signing bonus” to new or current employees that sign an employment agreement with the Company. During fiscal 2003, Thomas D. Davis received a signing bonus given as an incentive to enter into his employment agreement with the Company and M. Dewayne Adams received a performance bonus. No other executive officers received bonuses for fiscal 2003. The theory behind any discretionary bonus is to reward executives for extraordinary performance.

Chief Executive Officer Compensation

      In the case of Edward G. Newman, the Company’s Chief Executive Officer, the Compensation Committee evaluates the performance of the Company, improvement in the Company’s financial position and the Chief Executive Officer’s contributions to the Company and its growth as well as the considerations impacting the compensation of executive officers generally described above. Mr. Newman is employed with the Company pursuant to a two-year employment agreement expiring on December 31, 2004. See “Employment Agreements.” Except for payments due and owing to Mr. Newman under his employment agreement with the Company, Mr. Newman did not receive any compensation relating to his employment with the Company during fiscal year 2003. Based on Mr. Newman’s leadership efforts and commitment to the Company, the Company’s 2003 operating performance, Mr. Newman’s membership on the Board of Directors, certain provisions contained in Mr. Newman’s employment agreement and the criteria described above, Mr. Newman received a base salary of $298,017; payment of unused vacation, non-accountable transportation and legal/estate planning allowances and life insurance premiums of $62,020; and options to purchase 350,000 shares of the Company’s Common Stock for the fiscal year ended December 31, 2003.

Marc Ginsberg
Lt. Gen. Harry E. Soyster (Ret.)
Noritsugu Yamaoka
Members of the Compensation Committee

Performance Graph

      Set forth below is a graph comparing the yearly change in the cumulative stockholder return on the Company’s Common Stock with the Russell 2000 Index, the NASDAQ Composite Index and the Nasdaq Computer Manufacturing Index. The graph assumes that $100 was invested on December 31, 1998 in the Common Stock of the Company and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Common Stock. The stockholder returns shown on the graph below are not necessarily indicative of future performance.

CUMULATIVE TOTAL RETURN

Beginning December 31, 1998

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

Xybernaut Corporation	$100.00	$119.44	$37.50	$52.89	$11.53	$35.11

Nasdaq US	$100.00	$185.47	$111.90	$88.77	$61.37	$91.75

Russell 2000	$100.00	$121.26	$117.59	$120.52	$95.83	$141.11

Nasdaq Computer Manufacturing	$100.00	$212.29	$121.02	$83.37	$55.25	$76.86

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with the transactions described below, the Company did not secure an independent determination of the fairness and reasonableness of such transactions and arrangements with affiliates of the Company. In each instance described below, the disinterested directors (either at or following the time of the transaction) reviewed and approved the fairness and reasonableness of the terms of the transaction. The Company believes that each transaction was fair and reasonable to the Company and on terms at least as favorable as could have been obtained from non-affiliates. Transactions between any corporation and its officers and directors are subject to inherent conflicts of interest.

Legal Services

      The Company retains James J. Ralabate, Esq., a member of its Board of Directors, as its patent counsel. Since August 1, 2002, the Company and Mr. Ralabate have entered into one-year agreements. The most recent agreement expired on July 31, 2004. Under such agreements, the Company had cash expenditures of $320,000, $331,112 and $421,333 during 2003, 2002 and 2001, respectively, in legal services payable to this Director. The Company also issued to this Director 50,000 shares of its common stock for the one-year period ending July 31, 2004, which had a value of $37,500 as of the date the agreement was entered into. The Company issued to this Director 100,000 shares of its common stock for the one-year period ended July 31, 2003, which had a value of $50,000 as of the date the agreement was entered into. Prior to August 1, 2002, the Director’s law firm billed the Company in accordance with its established standard billing rates used in the past with its other clients. These cash and stock payments represent gross payments made by the Company and the Director is responsible for all overhead, professional, administrative and other expenditures incurred by his law firm. During 2003, 2002 and 2001, the Company represented the law firm’s only significant client. During approximately half of 2002 and all of 2001, the Director also served as the Company’s primary processing agent for payments made to various other domestic and international law firms and agencies used to file and maintain patents and trademarks. The director was paid only the amount that was passed through to these other law firms and agencies and paid administrative services related to these services. The Company made additional payments of $17,656, $274,040 and $485,827 during 2003, 2002 and 2001, respectively, to this Director’s law firm related to services rendered by the Director’s law firm as the Company’s processing agent for foreign patent and trademark filing and prosecution expenses. The Company’s management and Board of Directors believe that the relationship with this law firm is based on reasonable terms and conditions.

      The Company uses a law firm in which Martin Eric Weisberg, Esq., the Company’s Secretary and a member of its Board of Directors, is a partner for services related to financings, litigation, SEC filings and other general legal matters. The Company had billings of $424,574, $464,067 and $392,524 during 2003, 2002 and 2001, respectively, in legal services payable to this law firm. The law firm bills the Company in accordance with the established billing rates used with its other clients. The Company’s management and Board of Directors believe that the relationship with this law firm is based on reasonable terms and conditions.

PROPOSAL 2

INCREASE THE NUMBER OF

AUTHORIZED SHARES OF
COMMON STOCK

      On August 26, 2004, the Company’s Board of Directors unanimously adopted a resolution approving a proposal to amend the Company’s Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 200,000,000 to 240,000,000 shares (the Amendment).

      A form of the Amendment is attached to this Proxy Statement as Appendix C. The additional 40,000,000 shares of Common Stock, if and when issued, will have the same rights and privileges as the shares of Common Stock presently issued and outstanding. Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. The holders of Common Stock share ratably on a per share basis in any dividends when, as and if declared by the Board of Directors out of funds legally available therefor and in all assets remaining after the payment of liabilities in the event of the liquidation, dissolution or winding up of the Company. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

PURPOSES AND CERTAIN POSSIBLE EFFECTS OF INCREASING

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Company’s Certificate of Incorporation, as amended to date, authorizes the Company to issue 200,000,000 shares of Common Stock, $0.01 par value per share, and 6,000,000 shares of preferred stock, $0.01 par value per share.

      As of the Record Date the Company had issued and outstanding 179,191,042 shares of Common Stock and no shares of preferred stock. At that date, there were an additional 15,667,459 shares of Common Stock reserved for possible future issuances as follows:

•	options to purchase 7,654,481 shares at exercise prices between $.24 and $23.38 per share.

•	warrants to purchase 6,289,536 shares at exercise prices between $.70 and $2.86 per share.

•	1,723,442 shares available for future issuance under the Company’s stock incentive plans.

      The Board of Directors believes that the increase in the number of authorized shares of Common Stock at this time will provide the Company with the flexibility to execute its business plan by having an adequate number of authorized but unissued shares of Common Stock available to facilitate potential acquisitions, business combinations, stock dividends, stock options, stock splits, recapitalizations, equity financings and other general corporate purposes, without the expense or delay attendant in seeking stockholder approval at any special or annual meeting (except as may be required by law or by any stock exchange or over-the-counter market on which the Company’s securities may then be listed).

      The failure to approve the proposal will limit the Company’s ability to finance its working capital needs and may prevent the Company from executing business activities and initiatives proposed by management and approved by the Board of Directors. If this proposal is approved, prior to any issuance of equity securities, the Board of Directors will consider factors including, among others, management’s proposed initiative, the then current market price of the Common Stock, the proposed offering price of the equity securities, the potential dilution to Company stockholders, the working capital needs of the Company, and the terms and availability of alternative sources of financing.

      The Company currently has no arrangements or understandings for the issuance of the additional shares of Common Stock to be authorized by the proposed Amendment.

      Although it is not the purpose of the proposed Amendment, the authorized but unissued shares of Common Stock also could be used by the Board of Directors to discourage, delay or make more difficult a change in control of the Company. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

      The proposed Amendment will not affect the rights of existing holders of Common Stock except to the extent that any future issuances of Common Stock will reduce each existing stockholder’s proportionate ownership of the Company’s equity.

      If the proposed Amendment is approved, it will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

Required Vote

      Approval of the proposed Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock on the Record Date. The Company’s executive officers and members of the Board of Directors have indicated their non-binding intention to vote their shares to which they have voting power FOR the approval of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE FOR
THE APPROVAL AND ADOPTION OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT AUDITORS

      Grant Thornton LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2003 and, subject to ratification of the stockholders of the Company, it is expected that Grant Thornton LLP will act in that capacity for the fiscal year ending December 31, 2004.

      It is proposed that the stockholders ratify the appointment by the Board of Directors of Grant Thornton LLP as independent auditors for the Company for the 2004 fiscal year. A representative of Grant Thornton LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from shareholders.

      Ratification by the stockholders of the appointment of independent auditors is not required but the Board deems it desirable to submit this matter to the stockholders. If a majority of the Common Stock present and entitled to vote at the meeting should not approve the selection of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

      For the fiscal years ended December 31, 2002 and 2003, Grant Thornton LLP billed the Company the following fees:

Audit Fees

      For the fiscal years ended December 31, 2002 and 2003, Grant Thornton LLP billed the Company $119,000 and $127,000, respectively, for services rendered for the audit of the Company’s annual financial statements included in its report on Form 10-K and the reviews of the financial statements included in its reports on Form 10-Q filed with the SEC.

Audit Related Fees

      For the fiscal years ended December 31, 2002 and 2003, Grant Thornton LLP billed the Company $96,444 and $92,766, respectively, for services rendered in connection with various registration statements and other documents filed with the Securities and Exchange Commission, a benefits plan audit, evaluations of the Company’s internal controls, services performed on the Company’s international subsidiaries and other audit related matters.

Tax Fees

      For the fiscal years ended December 31, 2002 and 2003, Grant Thornton LLP billed the Company $83,074 and $56,198, respectively, for services rendered in connection with domestic tax consultation and compliance.

All Other Fees

      There were no other fees paid to Grant Thornton LLP during the fiscal years ended December 31, 2002 and 2003.

      All of the above fees were pre-approved by the Board of Directors of the Company.

      The Audit Committee does not currently have any pre-approval policies as described in
17 CFR 210.2-01(c)(7)(i).

      In connection with the revised standards for independence of the Company’s independent auditors promulgated by the SEC, the Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are compatible with the continued independence of Grant Thornton LLP.

Required Vote

      Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT
OF GRANT THORNTON LLP AS
INDEPENDENT AUDITORS OF THE COMPANY

STOCKHOLDER PROPOSALS

      The Company intends to hold its 2005 Annual Meeting of Stockholders on or about June 16, 2005. Any stockholder proposal intended to be included in the Company’s proxy statement and form of proxy for presentation at the 2005 Annual Meeting of Stockholders (the “2005 Meeting”) pursuant to Rule 14a-8 (“Rule 14a-8”), as promulgated under the Securities Exchange Act of 1934, must be received by the Company not later than February 16, 2005. As to any proposals submitted for presentation at the 2005 Meeting outside the processes of Rule 14a-8, the proxies named in the form of proxy for the 2005 Meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before May 2, 2005. However, even if such notice is timely received, such proxies nevertheless may be entitled to exercise discretionary authority on that matter to the extent permitted by the Securities and Exchange Commission regulations.

      Any stockholder proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company at 12701 Fair Lakes Circle, Fairfax, Virginia 22033.

INCORPORATION BY REFERENCE

      The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

      The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that we file with the SEC in the future and incorporate by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superceded information will not, except as so modified or superceded, constitute part of this proxy statement.

      The Company incorporates by reference into this proxy statement the following documents that we filed with the SEC under the Securities Exchange Act of 1934, as amended:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our amended annual report on Form 10-K/ A for the fiscal year ended December 31, 2003;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2004; and

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2004.

      Documents incorporated by reference in this proxy statement are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit in this proxy statement). You may obtain documents incorporated by reference by requesting them in writing as follows:

XYBERNAUT CORPORATION

12701 Fair Lakes Circle
Fairfax, Virginia 22033
Attn: Chief Financial Officer

OTHER MATTERS

      Stockholders may send communications to the Board of Directors by mailing such communication to “Nominating Committee of the Board of Directors of Xybernaut Corporation, c/o Xybernaut Corporation, 12701 Fair Lakes Circle, Fairfax, Virginia 22033”.

      Management does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

By Order of the Board of Directors

Martin Eric Weisberg
Secretary

November 8, 2004

Appendix A

Audit Committee Charter

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
XYBERNAUT CORPORATION

I.     PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors (the “Board”) of Xybernaut Corporation, a Delaware corporation (the “Corporation”), in fulfilling its oversight responsibilities by reviewing: (i) the financial reports and other financial information provided by the Corporation to any governmental body, including the Securities and Exchange Commission (the “SEC”), or the public, (ii) the Corporation’s systems of internal controls and procedures regarding finance, accounting, legal compliance and code of business conduct and ethics that management and the Board have established or may establish in the future, (iii) the Corporation’s auditing, accounting and financial reporting processes generally, including internal controls and procedures, and disclosure controls and procedures and (iv) the provisions of the Sarbanes-Oxley Act of 2002 (the “Act”), and the rules and regulations promulgated thereunder by the SEC, relating to the Corporation’s auditing, accounting and financial reporting processes generally, determining if such rules and regulations are applicable to the Corporation and, if applicable, implementing such rules and regulations. Consistent with these functions, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process, internal controls and procedures and disclosure controls and procedures.

•	Direct responsibility for the appointment, compensation, retention and oversight of the Corporation’s independent auditors.

•	Provide an open avenue of communication among the independent auditors, financial and senior management and the Board.

•	Handle the receipt retention and treatment of complaints concerning the Corporation’s accounting, internal accounting controls or auditing matters.

•	Monitoring, reviewing and, if applicable, implementing the rules and regulations promulgated under the Act relating to the Corporation’s auditing, accounting and financial reporting processes generally.

The Audit Committee will fulfill these duties and responsibilities by carrying out the activities enumerated in Section IV of this Charter and such other activities consistent with this Charter as may be necessary or appropriate from time to time.

II.     COMPOSITION OF THE AUDIT COMMITTEE

      The Audit Committee shall be comprised of three (3) or more members of the Board, as determined by the Board, each of whom shall be “independent” directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. For purposes of this Charter, the definition of “independent” directors will be based on the rules and regulations of the SEC and Nasdaq for audit committees, as such rules and regulations may be amended, modified or supplemented from time to time. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Additionally, at least one (1) member of the Audit Committee must have past employment experience in finance or accounting, or other comparable experience or background which results in such member’s financial sophistication, including experience as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Any “financial expert” appointed to serve on the Audit Committee shall be qualified as a “financial expert” under the rules and regulations of the SEC and Nasdaq for audit committees, as such rules and regulations may be amended, modified or supplemented from time to time.

      The members of the Audit Committee shall be elected by the Board at the annual or any special meeting of the Board and shall serve at the pleasure of the Board or until a successor shall be duly elected and qualified. A chairman of the Audit Committee (the “Chairman”) shall be elected by the Board. If the Board does not elect the Chairman, the members of the Committee shall designate a Chairman by the majority vote of all of the Audit Committee members.

III.     MEETINGS

      The Audit Committee shall meet from time to time as called by the Chairman or as requested by the independent auditors. The Audit Committee may ask members of management or others (such as the Corporation’s outside corporate counsel) to attend meetings of the Audit Committee and provide pertinent information as necessary. As part of its responsibility to foster open communication, the Audit Committee shall meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately. In addition, the Audit Committee shall discuss the Corporation’s quarterly and annual financial statements with management prior to the filing of same with the SEC. The Audit Committee shall maintain minutes or other records of meetings and activities of the Audit Committee.

IV.     RESPONSIBILITIES AND DUTIES

      The duties of the Audit Committee shall include the following:

DOCUMENTS/ REPORTS REVIEW

1.	Review this Charter periodically, but at least annually, and update this Charter from time to time in accordance with the rules and regulations promulgated by the SEC.

2.	Review the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q prior to the filing of same with the SEC.

3.	Review such other reports or other financial information submitted to the SEC or the public as the Audit Committee shall deem appropriate.

INDEPENDENT AUDITORS

4.	Select and retain the independent auditors for each fiscal year, confirm and assure their independence and approve the fees and other compensation, if any, to be paid to the independent auditors by the Corporation. The auditors shall report directly to the Audit Committee in connection with its audit and the Audit Committee shall oversee all audit activities. On an annual basis, the Audit Committee should review and discuss with the auditors all significant relationships which effect the auditors’ independence and should receive the written statement from the independent auditors required by Independence Standards Board Standard No. 1, as amended, modified or supplemented from time to time.

5.	Determine the advisability of having the independent auditors make specified studies and reports as to auditing matters, accounting procedures, tax or other matters. Review and consider, if appropriate, any permitted non-audit functions to be engaged in by the independent auditors.

6.	Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

7.	Periodically consult with the independent auditors out of the presence of management about internal controls and procedures and the completeness and accuracy of the Corporation’s financial statements.

Financial Reporting Processes

8.	Consider the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

9.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditors or management.

Process Improvement

10.	Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

11.	Following completion of the annual audit, review separately with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

12.	Review any significant disagreement among management and the independent auditors in connection with the preparation of any of the Corporation’s financial statements.

13.	Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Legal Compliance

14.	Review with the Corporation’s corporate counsel legal compliance matters, including compliance with the rules and regulations promulgated under the Act.

15.	Review with the Corporation’s corporate counsel any legal matter that could have a significant impact on the Corporation’s financial statements.

16.	Engage independent counsel and other advisors, at the Corporation’s sole cost and expense, as it deems necessary to carry out its duties and responsibilities.

Treatment of Complaints

17.	Handle the receipt, retention and treatment of complaints concerning accounting, internal accounting controls or auditing matters received directly from the Corporation or directly from any employee of the Corporation or other person. Review any procedures established by the Corporation for the handling of such complaints and implement procedures to fully investigate complaints to the Committee’s satisfaction. The treatment of such complaints shall be consistent with the rules and regulations of the SEC and Nasdaq for audit committees, as such rules and regulations may be amended, modified or supplemented from time to time.

Other Responsibilities

      Perform any other activities consistent with this Charter, and the Corporation’s Certificate of Incorporation, By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Appendix B

Nominating Committee Charter

XYBERNAUT CORPORATION

NOMINATING COMMITTEE CHARTER

Purpose

The function of the Nominating Committee (the “Committee”) is to identify individuals qualified to become members of the Board of Directors and to recommend individuals to the entire Board of Directors (i) as candidates for election as directors at the next annual meeting of stockholders, and (ii) to be elected or appointed in the case of vacancies on the Board of Directors.

Composition

The Committee shall consist of two or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” as such term is defined in the Nasdaq Marketplace Rules and applicable SEC regulations.

Appointment and Removal

Each member of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairperson

A Chairperson may be elected by the full Board of Directors, or, if not elected by the full Board of Directors, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership. The Chairperson, if one is elected, will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Meetings

The Committee shall meet as frequently as circumstances require. Any member of the Committee may call meetings of the Committee. The Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Establish criteria for the selection of new directors to serve on the Board of Directors, taking into account at a minimum all applicable laws, rules, regulations and listing standards, a potential candidate’s experience, areas of expertise and any other factors the members of the Nominating Committee deem appropriate.

•	Identify individuals believed to be qualified as candidates to serve on the Board of Directors and recommend that the Board of Directors nominate such candidates for election by the stockholders at an annual or special meeting or appoint such candidates in the case of vacancies on the Board of Directors.

•	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board of Directors deem appropriate.

B-1

Qualifications of Candidates

A nominee to the Board of Directors must have such experience in business or financial matters as would make such nominee an asset to the Board of Directors and may, under certain circumstances, be required to be “independent”, as such term is defined in the Nasdaq Marketplace Rules and applicable SEC regulations.

Process for Identifying and Evaluating Nominees for Directors

The Nominating Committee will accept recommendations for potential nominees for director from stockholders, directors, officers or employees of the Company. Anyone wishing to recommend an individual for the Board of Directors should forward the name, address and biographical information of a potential nominee to the Nominating Committee of the Board of Directors of Xybernaut Corporation, c/o Xybernaut Corporation, 12701 Fair Lakes Circle, Fairfax, Virginia 22033. The Nominating Committee will evaluate a potential nominee by personal interview, such interview to be conducted by one or more members of the Nominating Committee, and/or any other method the Nominating Committee deems appropriate, which may, but need not, include a questionnaire. The Nominating Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating Committee need not engage in an evaluation process unless (i) there is a vacancy on the Board of Directors, (ii) a director is not standing for re-election, or (iii) the Nominating Committee does not intend to recommend the nomination of a sitting director for re-election.

The Board of Directors encourages all of its members to attend the Company’s annual meeting so that each director may listen to any concerns that stockholders may have that are raised at an annual meeting. Continued lack of attendance at annual meetings without a valid excuse will be considered by the Nominating Committee when determining those Board members who will be recommended to the Board of Directors for re-election.

Stockholder Communications

The Board of Directors of the Company encourages the Company’s stockholders to send any concerns or comments they might have relating to the Company to the Nominating Committee at the address indicated above.

Advisors

The Committee shall have the authority to retain a search firm to assist in identifying director candidates, and retain outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The fees incurred for such services shall be paid for by the Company.

Reports and Performance Review

The Committee shall report its actions and any recommendations to the Board of Directors after each Committee meeting. The Committee shall review the adequacy of this Charter from time to time and recommend any proposed changes to the Board of Directors for approval.

B-2

Appendix C

Form of Proposed Amendment to Article Fourth to the Company’s Certificate of Incorporation

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
XYBERNAUT CORPORATION

It is hereby certified that:

1.	The name of the corporation is Xybernaut Corporation (hereinafter called the Corporation).

2.	The Certificate of Incorporation of the Corporation (the Certificate of Incorporation) is hereby amended by deleting section A of Article FOURTH thereof in its entirety and by substituting in lieu of said section the following new section A:

A.	The aggregate number of shares which the Corporation shall have authority to issue is 246,000,000 of which 6,000,000 shares with a par value of $.01 shall be designated Preferred Shares and 240,000,000 shares with a par value of $.01 shall be designated Common Shares.

3.	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated:                               , 2004

Name:

Title:

C-1

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

XYBERNAUT CORPORATION

     The undersigned holder of Common Stock of XYBERNAUT CORPORATION, revoking all proxies heretofore given, hereby constitutes and appoints Edward G. Newman, Steven A. Newman and Martin E. Weisberg, Esq. and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of XYBERNAUT CORPORATION, to be held at the Waterford at Fair Oaks, 12025 Lee Jackson Memorial Highway, Fairfax, Virginia 22033 on Wednesday, December 15, 2004, at 9:30 A.M., and at any adjournments or postponements thereof.

     The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

     Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors FOR Proposal 2 and FOR Proposal 3.

(Continued, and to be marked, dated and signed, on the other side)

XYBERNAUT Corporation

Voting by telephone or Internet is quick, easy and immediate. As a XYBERNAUT Corporation shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 6:00 p.m., Central Time, on December 14, 2004.

To Vote Your Proxy by Internet
www.continentalstock.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone
1 (800) 293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this	☒

WITHHOLD
	FOR	AUTHORITY
1. ELECTION OF CLASS I DIRECTORS:	☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)
Nominees: Marc Ginsberg, Martin Eric Weisberg, Esq., Noritsugu Yamaoka

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment to the Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock from 200,000,000 to 240,000,000.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Grant Thornton LLP as independent auditors for the 2004 fiscal year.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date
NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney. executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.